CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation in this Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A (File No. 33-81800) of the Variable Insurance Funds, of our reports dated February 9, 1998 on our audits of the financial statements of the BB&T Growth and Income Fund and the AmSouth Equity Income Fund which reports are incorporated by reference in the Statement of Additional Information. We also consent to the reference to our Firm under the captions "Financial Highlights" and "Other Service Providers" in the Prospectuses and "Auditors" in the Statement of Additional Information relating to the Variable Insurance Funds in this Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A (File No. 33-81800).


                                        /s/ Coopers & Lybrand L.L.P.
                                        COOPERS & LYBRAND L.L.P.



Columbus, Ohio
April 29, 1998